TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Termination Agreement”), dated as of March 8, 2012, is made by and among Smart Kids Group, Inc. (the “Smart Kids”) and the WMX Group, Inc. (each a “Party” and, collectively the “Parties”).

Background

WHEREAS, the Parties are parties to a consulting agreement, dated as of January 26, 2012, and an addendum to the consulting agreement, dated as of February 7, 2012 (the “Agreement”).

WHEREAS, the Parties are in negotiations to consummate a reverse merger transaction, which would change the Parties business relationship and obviate the need for the Agreement to stay in force and effect.

WHEREAS, the Parties wish to terminate the Agreement in its entirety.

Terms

NOW, THEREFORE, in consideration of the mutual covenants contained herein, intending to be legally bound hereby, the Parties agree as follows:

1. Termination of the Agreement. Effective immediately, the Agreement shall be terminated in its entirety and shall be of no further force or effect.

2. Return of Shares to Treasury. Within five days of the execution of this Agreement, the Parties shall return and cancel the shares of Smart Kids common stock that were issued as a result of the Agreement.

3. Miscellaneous.

a. Counterparts. This Termination Agreement may be executed in two or more counterparts and by the Parties in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

b. Further Assurances. Each Party shall cooperate with, and take such action as may be reasonably requested by, another Party in order to carry out the provisions and purposes of this Termination Agreement, generally, and the transactions contemplated hereunder.

c. Headings. The headings in this Termination Agreement are for convenience of reference only and shall not constitute a part of the Agreement, nor shall they affect its meaning, construction or effect.

3. Entire Agreement. This Termination Agreement, and all of the provisions hereof, shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns and executors, administrators and heirs. This Termination Agreement, sets forth the entire agreement and understanding among the Parties as to the subject matter hereof and merges with and supercedes all prior discussions and understandings of any and every nature among them.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

WMX Group, Inc. /s/ Thomas Guerriero Thomas Guerriero CEO	Smart Kids Group, Inc. /s/ Richard Shergold Richard Shergold CEO